LETTER AGREEMENT

Managers Trust I

[                    ], 2013

Mangers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, President

Re:	Amended and restated Distribution Agreement between Managers Distributors, Inc. and Managers Trust I, dated as of December 4, 2009

Ladies and Gentlemen:

Managers Trust I (the “Trust”) hereby notifies you that it is creating three new series to be named the Brandywine Fund, the Brandywine Blue Fund, and the Brandywine Advisors Midcap Growth Fund (the “New Funds”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Funds pursuant to the terms and conditions of the Amended and Restated Distribution Agreement between the Trust and MDI dated December 4, 2009, as amended from time to time (the Distribution Agreement”). Attached is Schedule A is an amended and restated Appendix A to the Distribution Agreement.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement to the New Funds and your Agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Trust I

By:	/s/ Donald S. Rumery
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer
And Principal Financial Officer

ACKNOWLEDGE AND ACCEPTED

Managers Distributors, Inc.

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: President
Date: [ ], 2013

Appendix A

Managers AMG FQ Tax Managed U.S. Equity Fund

Managers AMG FQ U.S. Equity Fund

Managers AMG FQ Global Alternatives Fund

Managers AMG FQ Global Essentials Fund

Managers Micro Cap Fund

Managers PIMCO Bond Fund

Managers Real Estate Securities Fund

Managers California Intermediate Tax Free Fund

Managers Frontier Small Cap Growth Fund

Managers AMG TSCM Growth Equity Fund

Brandywine Fund

Brandywine Blue Fund

Brandywine Advisors Midcap Growth Fund